Updated Dec. 2012

CODE OF ETHICS

APPLETON PARTNERS, INC.

APPLETON FUNDS

A.	Introduction

Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) requires registered investment companies and their investment advisors to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The Appleton Funds (the “Trust”) is registered as an open-end management investment company under the Act. Appleton Partners, Inc. (“Appleton”) is the investment advisor of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of Appleton and the Trust.

This Code of Ethics is based on the principle that the officers, directors, trustees and employees of Appleton and the Trust have a fiduciary duty to place the interests of Appleton and the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the “Code”) and to do so in a manner which does not interfere with the portfolio transactions of the Appleton or Trust, or otherwise take unfair advantage of their relationship to Appleton or the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to Appleton or the Trust.

B.	Definitions

1.	“Access person” means (i) any employee, director, principal, trustee or officer of the Trust or Appleton (ii) any employee of any company in a control relationship to the Trust or Appleton who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for Appleton or the Trust or whose principal function or duties relate to the making of any recommendation to Appleton or the Trust regarding the purchase or sale of securities and (iii) any natural person in a control relationship to Appleton or the Trust who obtains information concerning recommendations made to Appleton or the Trust with regard to the purchase or sale of a security (see Appendix D). A natural person in a control relationship or an employee of a company in a control relationship does not become an “access person” simply by virtue of the following:

1. normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer for the Trust and Appleton is responsible for determining who are access persons.

2.	A security is “being considered for purchase or sale” when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

3.	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

4.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

5.	“Disinterested trustee” means a trustee who is not an “interested person” within the meaning of Section 2(a)(19) of the Act.

6.	“Equivalent security” means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

7.	“Immediate family” of an individual means any of the following persons who reside in the same household as the individual:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
step-parent	father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

8.	“Investment personnel” means those employees who provide information and advice to an investment manager or who help execute the investment manager’s decisions.

9.	“Investment manager” means any employee entrusted with the direct responsibility and authority to make investment decisions affecting Appleton or the Trust.

10.	“Purchase or sale of a security” includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

11.	“Security” shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of unaffiliated registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the Act, bankers’ acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by Appleton and the Board of Trustees of the Trust.

Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.	Pre-Clearance Requirements

All access persons of Appleton and the Trust shall clear in advance through the Compliance Officer any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Compliance Officer shall retain written records of such clearance requests.

The Compliance Officer will not grant clearance to the access person for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by Appleton or the Trust. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

The Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Clearance is effective, unless earlier revoked, until the close of business on the trading day, beginning from when such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person’s request for clearance is not accurate. If an access person places an order for a transaction within the business day but such order is not executed within the business day (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

D.	Exempted Transactions

The pre-clearance requirements in Section C of this Code shall not apply to:

1.	Purchases or sales which are non-volitional on the part of either the access person or the Trust.

2.	Purchases which are part of an automatic dividend reinvestment plan.

3.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.	Purchases or sales by a disinterested trustee or a member of his or her immediate family.

E.	Prohibited Actions and Transactions

Notwithstanding a grant of clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

1.	Access persons of Appleton and the Trust shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any security in an initial public offering.

2.	Access persons shall not execute a securities transaction on a day during which Appleton or the Trust has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An access person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

3.	An access person of Appleton or the Trust shall not buy or sell a security within two calendar days before or after Appleton or the Trust trades in that security or an equivalent security unless Appleton’s or the Trust’s entire position in that security or equivalent securities has been sold prior to the access person’s transaction and the investment manager is also selling the security. The access person shall disgorge any profits realized on trades within such period.

4.	Access personnel shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Upon review by the Compliance Officer of such short-term trading the Compliance Officer may, in her sole discretion, allow exceptions when she has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the Compliance Officer has not granted an exception shall disgorge any profits realized on such transaction.

5.	Access personnel shall not accept from any person or entity that does or proposes to do business with or on behalf of Appleton or the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by access personnel is also prohibited. For purposes of this subparagraph, “de minimis” means $100 or less if received in the normal course of business. (see Appendix C “Gift & Entertainment”)

6.	Access personnel shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the Compliance Officer provided, however, that any trusteeships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of Appleton or the Trust. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

7.	Access personnel shall not acquire a security in a private placement, absent prior authorization from the Compliance Officer. The Compliance Officer will not grant clearance for the acquisition of a security in a private placement if it is determined that the investment opportunity should be reserved for Appleton or the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual’s position with Appleton or the Trust (as applicable). An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in a subsequent consideration by Appleton or the Trust of an investment in the issuer. A subsequent decision by Appleton or the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

8.	Access personnel shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value.

9.	Access personnel shall not engage in short sales or margin trades of securities.

10.	An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer. (see Appendix B “Insider Trading” )

11.	An access person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

12.	An access person shall not execute a securities transaction involving the purchase or sale of a security at a time when such access person intends, or knows of another’s intention, to purchase or sell that security (or an equivalent security) on behalf of Appleton or the Trust. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of Appleton or the Trust.

13.	An access person shall not cause or attempt to cause Appleton or the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for Appleton or the Trust that the access person is recommending or in which the access person is participating, the access person shall disclose to the persons with authority to make investment decisions for Appleton or the Trust, any beneficial ownership interest that the access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or the appearance of impropriety.

F.	Reporting

1.	Each access person, except a disinterested trustee, shall arrange for the Compliance Officer to receive annual account statements for each brokerage account in which such access person has any direct or indirect beneficial ownership interest, unless such information is provided pursuant to paragraph 2 of this Section.

2.	In the event an access person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers of personal securities transactions directly from the brokerage organization handling the transaction, the access person shall report to the Compliance Officer no later than 30 days after the end of each calendar quarter the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:

a.	The date of the transaction, the name of the security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

c.	The price of the Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through whom the transaction was effected.

e.	The date that the report is submitted by the access person.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

3.	Each access person, except a disinterested trustee, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any security in which such access person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the security have been reported to the Compliance Officer. If an access person had no transactions during the year, such access person shall so advise the applicable Compliance Officer.

4.	Each Access Person, except a Disinterested Trustee, no later than 10 days after the person has become an acess person, and annually thereafter, shall disclose to the Compliance Officer in writing his or her current personal Securities holdings. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

5.	A disinterested trustee need only report a transaction in a security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by Appleton or the Trust or was being considered for purchase or sale by Appleton or the Trust.

6.	Appleton or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

G.	Confidentiality of Transactions and Information

1.	Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by Appleton or the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of Appleton or the Trust and shall not disclose any such confidential information without prior consent from the Compliance Officer. Notwithstanding the foregoing, the holdings of Appleton or the Trust shall not be considered confidential after such holdings by Appleton or the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

2.	Access persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with Appleton or the Trust (as applicable).

H.	Sanctions

If an access person to Appleton or the Trust suspects a violation of this Code, or has actual knowledge of a violation, they are encouraged to speak to the Compliance Officer, without hesitation and without fear of retaliation. Any discussions of this nature will be held in the highest confidence. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

Upon discovering a violation of this Code, Appleton or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

I.	Certification of Compliance

Each access person, except a disinterested trustee, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto. A copy of the certification statement follows:

APPLETON PARTNERS, INC.

APPLETON FUNDS

CODE OF ETHICS

with respect to

Personal Securities Transactions

And

Gifting and Entertainment

And

Insider Trading

Acknowledgment

I have read and understand the procedures of Insider Trading and Personal Securities Transactions and will comply in all respects with them.

Print Name

Signature

Date

Appendix A to the Code of Ethics

“Beneficial Ownership”

For purposes of this Code, “beneficial ownership” is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. Appleton and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person’s account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual’s immediate family. The relative’s ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.

Appendix B to the Code of Ethics

“Insider Trading”

Appleton and the Trust forbid any employee from trading, either personally or on behalf of others (including private accounts managed by API), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” API’s policy applies to every employee and extends to activities within and outside their duties at API. Every employee must read and retain this policy statement. Any questions regarding API’s policy and procedures should be referred to Douglas C. Chamberlain, President or Michele D. Hubley, Chief Compliance Officer, also referred to as “Designated Officers.”

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not the user is an “insider”) or in communications of material nonpublic information to others.

The law concerning insider trading can and does change, but API is advised by counsel that as a general matter the law prohibits:

1.	trading by as insider, while in possession of material nonpublic information, or

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for being involved in it are discussed below. If, after reviewing this policy statement, you have any questions you should consult one of the Designated Officers.

1.	Who is an Insider?

The concept of “insider” is broad. It typically includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposal or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information does not have to relate to a company’s business or come from a source inside the company. For example, in a case involving a Wall Street Journal reporter, the Supreme Court considered as material certain information about the contents of a forthcoming column that was expected to affect the market price of a security. In that case, the reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the column and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. There must be some facts to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	triple damages

•	paying back profits

•	jail sentences

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by API, including dismissal of the persons involved.

Appendix C to the Code of Ethics

“Gifts & Entertainment”

Access persons of Appleton and the Trust re requested to avoid potential conflicts of interests with regard to gifts, cash, or entertainment to a person or firm that could influence their decision making or make them feel beholden, on behalf of the firm.

Gifts: No Acess person should receive any gift, service or other thing of more than de minimis value to or from any person or entity that does business with or on behalf of API. No employee may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Appleton or the Fund without pre-approval by the Compliance Officer. (de minimis value should be considered $100 )

Cash: Under no circumstance should an access person ever give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of API.

Entertainment: No access person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with, or on behalf of, Appleton or the Trust. Access persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value.

Reporting of Gifts & Entertainment: Although there have not been any formal reporting requirements to date, as of January 1, 2005, there is an area on the quarterly Personal Securities Transactions which will address gifts and/or entertainment.

Appendix D to the Code of Ethics

“Access Persons”

Because of the nature of the corporate environment at Appleton Partners, Inc. all employees of Appleton are considered Access Persons from the beginning of their employment with Appleton. With regard to the Trust, the names of those with the qualification of Access Person will be updated annually. (See list attached)

ACCESS PERSONS for the Appleton Funds (“The Trust) as of December 31, 2012:

James I. Ladge

Douglas C. Chamberlain

Geoffrey Chamberlain

Daniel Buckley

Michele D. Hubley